UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2024 (April 17, 2024)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Jurisdiction of Incorporation)	001-34295 (Commission File Number)	38-3916511 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 35th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	SIRI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 17, 2024, our subsidiary, Sirius XM Radio Inc., entered into a new Employment Agreement (the “Employment Agreement”) with Scott A. Greenstein to continue to serve as our President and Chief Content Officer. The Employment Agreement will become effective as of May 25, 2024 (the “Effective Date”). Prior to the Effective Date, the terms of Mr. Greenstein’s existing employment agreement shall govern the terms of his employment. The term of the Employment Agreement shall begin on the Effective Date and end on May 24, 2027. The Employment Agreement is substantially similar to his existing employment agreement, other than with respect to the economic changes described below.

Pursuant to the Employment Agreement, on the Effective Date, Mr. Greenstein’s annual base salary will increase to $1,700,000. The Employment Agreement entitles Mr. Greenstein to participate in any bonus plan generally applicable to our executive officers and provides for an annual target bonus equal to two times his base salary.

The Employment Agreement provides, in the case of certain qualifying terminations, for continuation of his health insurance and life insurance benefits for eighteen months and for a lump sum severance payment in an amount equal to one and a half times the sum of (i) Mr. Greenstein’s annual base salary, and (ii) the greater of $2,600,000 or the last annual bonus paid (or due and payable) to him. In the case of certain qualifying terminations, we are also obligated to pay him a pro-rated bonus for the year in which the termination occurs (based on actual achievement of applicable performance criteria) and any earned but unpaid bonus for the year prior to the termination. Our obligation to provide these severance benefits to Mr. Greenstein is subject to, upon our reasonable request, Mr. Greenstein providing three months of consulting and transition services to us, and Mr. Greenstein’s execution of an effective release of claims against us. The Employment Agreement also contains other provisions contained in his existing employment agreement, including confidentiality and non-competition restrictions, as well as a compensation clawback to the extent required by our policies or applicable law, regulations or stock exchange listing requirement.

In connection with entering into the Employment Agreement, on the second business day following the day that the trading window for our employees opens after the Effective Date we have agreed to grant Mr. Greenstein:

●       an option to purchase shares of our common stock having a value, calculated based upon the Black-Scholes-Merton option pricing model using the financial inputs consistent with those we use for financial reporting purposes, of $8,250,000 at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Select Market on that day. This option award will vest in three equal installments on May 26, 2025, May 25, 2026 and May 24, 2027.

●       time-based restricted stock units (“RSUs”) having a grant value of $1,650,000. This time-based RSU award will vest in three equal installments on May 26, 2025, May 25, 2026 and May 24, 2027.

●       performance-based RSUs having a grant value of $3,300,000. This performance-based RSU award will cliff vest on May 24, 2027 after a three-year performance period beginning on January 1, 2024 and ending on December 31, 2026 if a cumulative free cash flow target established by the Compensation Committee is achieved, subject to his continued employment through May 24, 2027.

●       performance-based RSUs having a grant value of $3,300,000. This performance-based RSU award will cliff vest following a three-year performance period commencing on January 1, 2024 and ending on December 31, 2026 based on the performance of our common stock relative to the companies in the S&P 500 Index. Mr. Greenstein will vest in this award on May 24, 2027, subject to the Compensation Committee’s certification of our performance during that performance period and his continued employment through May 24, 2027.

Each of the awards will be subject to acceleration or termination under certain circumstances consistent with the terms of equity awards granted to our other executive officers.

Additional information about the benefit plans and programs generally available to our executive officers is included in the Proxy Statement for our 2024 annual meeting of stockholders filed with the Securities and Exchange Commission on April 8, 2024.

The foregoing description is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of April 17, 2024, between Sirius XM Radio Inc. and Scott A. Greenstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

Dated: April 18, 2024